Exhibit 10.16

Lease reference number: t0025151

Date:	21-NOV-2023

CAPITALAND SINGAPORE (BP&C) PTE. LTD.

and

PHAOS TECHNOLOGY PTE. LTD.

Lease for

83 SCIENCE PARK DRIVE

#02-01 & #04-01B THE CURIE

SINGAPORE SCIENCE PARK I

SINGAPORE 118258

SCHEDULE 1

DETAILS OF LEASE

Item 1:	Landlord (we, us, our)	:	CAPITALAND SINGAPORE (BP&C) PTE. LTD.

Item 2:	Tenant (you, your)	:	PHAOS TECHNOLOGY PTE. LTD.

Item 3:	Premises
	(a) Unit numbers	:	#02-01 & #04-01B The Curie

	(b) Building	:	83 Science Park Drive The Curie Singapore Science Park I Singapore 118258

	(c) Boundary	:	(for identification only) edged in red in the attached plan (or plans), marked as schedule 5
Item 4:	Floor Area	:
	Unit numbers		Floor Area (square metre)
	#02-01 & #04-01B		223.27
	The Curie 223.27 Total Floor Area		223.27
Item 5:	Possession Date	:	N.A.

Item 6:	Start Date	:	21 November 2023

Item 7:	Term	:	24 months & 24 days beginning from the Start Date

Item 8:	Permitted Use	:	Design, assembly and sales support of Phaos Technology optical microscope systems only

Item 9:	Rent	:

(a)	The Gross Rent, Net Rent and Service Charge are as follows.

Unit	Net Rent Rate (per square metre)	Service Charge Rate (per square metre)	Gross Rent Rate (per square metre)	Net Rent	Service Charge	Gross Rent	Period such rent or charge applies for
#02-01 & #04-01B The Curie	$28.50	$5.40	$33.90	$6,363.20	$1,205.66	$7,568.86	21 November 2023 to 14 December 2025

(b)	The charges shown above do not include goods and services tax (GST) and other Taxes you must pay under this Lease.

Item 10:	Fitting Out Rent-free Period (if any)	:	Unit	Start Date	End date	Length of Fitting Out Rent-free Period
			N.A.	N.A.	N.A.	N.A.

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Item 11:	Term Rent-free Period (if any)	:	Unit	Start Date	End date	Length of Term Rent-free Period
			N.A	N.A	N.A	N.A

Item 12:	Security Deposit	:	$22,706.58, being 03 months’ Gross Rent

Item 13:	Tenant’s Works Deposit	:	$2,232.70 (based on the rate of $10.00 per square metre of the Floor Area of the Premises (a minimum of $2,000.00 applies))

Item 14:	Public liability insurance amount	:	$3 million

Item 15:	Electricity Supply Deposit (initial)	:	N.A.

Item 16:	Floor loading limit	:	Storey	Floor Loading (kN per square metre)
			1	12.5
			2	12.5
			3	12.5
			4	12.5

Item 17:	Car-park passes (if any)	:	02

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SCHEDULE 2

SPECIAL COVENANTS

(By way of note, the Plain English Campaign’s Crystal Mark will not apply to this section.)

[Any commercial terms and amendments to the Standard Covenants or Tenants’ Guide will be set out in this schedule.]

A)	TAKING OVER CONDITION

You are aware that the Premises is fitted with light fittings, variable refrigerant volume ("VRV") air-conditioning system, fire protection system, distribution system, etc. You must at your own costs, maintain our fittings and fixtures according to our and the Authorities’ requirements. To avoid any doubt, when this Lease ends, our fittings and fixtures will be returned to us in tenantable condition (that is, in state and condition safe and suitable for use and for which you have carried out all necessary repairs).

B)	COMMUNITY VIBRANCY

You must participate in at least 02 community events per year (collectively the “Particular Events") as organised by NATIONAL UNIVERSITY OF SINGAPORE (“NUS") acting through NUS Enterprise. Your participation in the Particular Events will be determined by NUS as they may decide. If you fail to keep to the terms of this Special Condition B), then we may revise the Net Rent Rate to the then prevailing market rental rate ("Prevailing Rent Rate") if the Prevailing Rent Rate is higher than that reflected under Item 9(a) of schedule 1. You will pay the increase of the Net Rent Rate to the Prevailing Rent Rate from the date reflected in our written notice to you that such amount is payable, and you will pay all costs and expense (including legal costs and stamp duties) for this.

C)	JOINT DEVELOPMENT OF PROJECT/PRODUCTS

You must make sure of having the joint development of at least 01 ongoing project or product per year ("Joint Development”) with members of NUS’s community. If any events/activities are to be organised in respect of the Joint Development, you must reasonably try to carry out such events/activities within the Park. If you fail to keep to the terms of this Special Condition C), then we may revise the Net Rent Rate to the Prevailing Rent Rate (as defined under Special Condition B) above) if the Prevailing Rent Rate is higher than that reflected under Item 9(a) of schedule 1. You will pay the increase of the Net Rent Rate to the Prevailing Rent Rate from the date reflected in our written notice to you that such amount is payable, and you will pay all costs and expense (including legal costs and stamp duties) for this.

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SCHEDULE 3

BUILDING COVENANTS

(By way of note, the Plain English Campaign’s Crystal Mark will not apply to this section.)

[Any Building Covenants specific to the Building will be set out in this schedule.]

In addition to the provisions set out in the Special Covenants, both you and us must keep to and be bound by the following terms, covenants and conditions:-

A)	REDEVELOPMENT

Without being affected by anything else in this Lease, if at any time during the Term we decide that:-

(i)	the Building is to be demolished for redevelopment; or

(ii)	the Building or any part of the Building is to be renovated, retrofitted, refurbished or altered, and this will affect the Premises,

we may end this Lease by giving you 06 months' notice in writing.

When this Lease ends, you must deliver vacant possession of the Premises to us in line with the terms of this Lease, and you will have no claim (including right of compensation) against us for ending this Lease.

To avoid any doubt, this will not affect any rights and remedies that we may have against you in respect of any of your failure to keep to the terms and conditions of this Lease which occurred before the ending of this Lease. We may also offer you alternative space if available which you may relocate to within such time as we notify you and on such rent, lease term and other terms and conditions as we may decide. Whether or not you accept the offer, this will not affect your obligation to deliver vacant possession of the Premises on the date set out in the notice.

B)	GREEN LEASE CERTIFIED/GOLD REQUIREMENTS

As the Building is presently or intended to be Green Mark certified, you must keep to our following requirements during the Term:

1.	You must use energy-saving light bulbs for lighting and the overall lighting power density for office area together with laboratories shall not exceed 10 watts per square metre. If you use fluorescent light fittings, you must install it with electronics ballast. You may also use LED lights for as long as such lights do not exceed 8 watts per square metre. You must submit the lighting technical specifications, lighting schedules (showing the quantity, types of lightings and location), lighting layout plans, and the lighting power budget to us for approval before installation.

2.	The overall lighting power density for retail and food & beverage areas shall not exceed 20 watts per square metre and 10 watts per square metre, respectively. You must submit the lighting technical specifications, lighting schedules (showing the quantity, types of lightings and location), lighting layout plans, and the lighting power budget to us for approval before installation.

3.	You must not use halogen light fittings in the Building.

4.	You must ensure that if an area is not used frequently or only used occasionally, it must have provision of occupancy sensor to switch off the light when there is no occupant in the area.

5.	You must not remove occupancy sensors installed in the toilets under any circumstance.

6.	If you need to replace any light fittings in the toilets, the overall lighting power density for each toilet must not exceed 10 watts per square metre and such replacement will be subject to our prior approval.

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7.	You must ensure that the design or installation for lighting installation in the Premises must have proper zoning together with switch control to switch on and off the zone.

8.	You must provide separate sub-meters for server rooms and data centres to monitor your energy consumption. You must provide such data to us annually for Green Mark verification and auditing. These sub-meters must be linked to our Building automation system for recording of your energy consumption and for Green Mark verification purposes.

9.	If you require any stand-alone air-cooled air-conditioning system for the Premises, you must first discuss with our agent, Ascendas Services Pte Ltd to explore the feasibility of tapping the Building’s chilled water and confirm if it is more energy efficient to do so than installing stand-alone air-cooled air-conditioning system.

Only air-cooled air-conditioning system with minimum coefficient of performance (“COP”) of 3.78 or more is allowed to be installed and you must submit the system’s efficiency computation, technical specifications and evidence of achieving the targeted COP to us for approval before installation.

10.	You must ensure that all air-conditioning systems installed are designed to allow for cooling load variations due to fluctuations in ambient temperature to ensure consistent indoor conditions for thermal comfort. As required by the relevant codes of practices, the indoor temperature shall be between 230C to 250C with relative humidity less than 65 percent.

11.	You must only use paints with low volatile organic compound (“VOC”) and adhesives with low emission formaldehyde certified by recognised Green Certification bodies such as Singapore Green Labeling Scheme (“SGLS”) or Singapore Green Building Product Scheme (“SGBP”). You must submit the relevant Green Certification bodies certification, layout plans showing the area of coverage and catalogues or technical specifications of the products to us for approval before installation.

12.	You must promote the use of appropriate environmentally friendly products that are certified by recognized Green Certification bodies such as SGLS or SGBP in your fit-out works. You must submit the relevant Green Certification bodies certification and layout plans showing the area of coverage and catalogue/ technical specifications of the products to us for approval before installation.

13.	If any water fittings in the toilets are to be installed or replaced, you must only use the Public Utilities Board Water Efficiency Labelling Scheme (“PUB WELS”) certified 3-tick water fittings and such installations will be subjected to our prior approval.

14.	You are encouraged to promote and implement sustainability policies such as recycling program, provide recycle bins for the collection and storage of different recyclable waste, tracking the amount of waste recycled and energy- savings programs to conserve energy.

15.	You must keep in line with the steps set out in the flowchart in Annex 1 and fill in the form set out in Annex 2 below.

16.	To avoid any doubt, you must keep to any changes to the latest relevant Green Lease requirements which may apply from time to time as required by the Authorities or us so that you do not affect our application for Green Mark certification or re-certification for the Building or Park. You may obtain a copy of the latest Green Lease requirements from the management office of the Building.

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ANNEX 1

GREEN LEASE GOLD / CERTIFIED COMPLIANCE PROCESS FLOW CHART

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ANNEX 2

TENANT’S FIT-OUT INFORMATION FORM

Lighting System

Type of Fitting	Type of Ballast	Location and Coverage Area (square metre)	Quantity	Unit Power with Ballast (Watt)	Total Installed Power (Watt)	Lighting Density (Watt per square metre)

Air-conditioning System

Model and Brand of AHU / FCU	Design Air Flow (CMH)	Design Chilled Water Temperatures (℃)	Quantity	Unit Power (Watt)	Total Installed Power (Watt)	Performance (Watt per CMH)

Model and Brand of Unitary Cooling Equipment	Capacity (kilo-watt)	Quantity	Unit Power (Watt)	Total Installed Power (Watt)	Number of Ticks	Performance (COP)

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Water Fittings

Water Fitting Type	Quantity				Total No. of Fitting
	Excellent	Very Good	Good	No Tick

Please attached WELS certificate for the fitting used.

In-door Air Quality Management

Brand of Low VOC Paint or Low Formaldehyde Adhesive	Area of Application	Certification by

Recycling Management

Adoption of Recycling (Yes/No)	Type of Recycling (Paper/Plastic/Can)	No. of Recycling Bin

Submitted By	Date

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SCHEDULE 4

STATEMENT OF ACCOUNTS

	AMOUNT	GST (8%)
Net Rent: $28.50 per square metre per month on 223.27 square metres for a period of 24 Months 24 Days beginning from 21 November 2023	$6,363.20		$509.06
Service Charge: $5.40 per square metre per month on 223.27 square metres for a period of 24 Months 24 Days beginning from 21 November 2023	$1,205.66		$96.45
Gross Rent: $33.90 per square metre per month on 223.27 square metres for a period of 24 Months 24 Days beginning from 21 November 2023	$7,568.86		$605.51
Legal Fees	$800.00		$64.00
Security Deposit in Cash	$22,706.58
Tenant’s Works Deposit	$31,075.44		$669.51
Sub-Total	$($21,005.25)	$
GST	$669.51
Total amount (including GST) [payable to ‘CAPITALAND SINGAPORE (BP&C) PTE LTD’]	$10,739.70
Stamp duty [payable to ‘Infinitus Law Corporation’]	$751.00
Tenant's Work Deposit (You are required to pay Tenant’s Works Deposit if any Tenant’s Works are to be carried out)	$2,232.70

This Statement of Accounts sets out the initial total amount you must pay which includes an advance payment of the first month’s Gross Rent to cover the rent period beginning from 21 November 2023. Your first payment must be made by bank transfer/telegraphic transfer as your GIRO payments may start from the first day of the following month.

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CONTENTS PAGE

SCHEDULE 1 DETAILS OF LEASE			2
SCHEDULE 2 SPECIAL COVENANTS			4
SCHEDULE 3 BUILDING COVENANTS			5
SCHEDULE 4 STATEMENT OF ACCOUNTS			10

STANDARD COVENANTS			13
1	INTERPRETATION		13
	1.1	Definitions	13
	1.2	General rules of interpretation	15

2	GRANT OF LEASE		16
	2.1	Lease	16
	2.2	Permitted Use	16
	2.3	Head Landlord’s and Authorities’ approvals	17
	2.4	Compliance regulations	17
	2.5	Rights and exceptions	17

3	TAKING POSSESSION		18

4	YOUR OBLIGATIONS / INVOLVEMENT		18
	4.1	General obligations relating to payments	18
	4.1.1	Gross Rent and other payments	18
	4.1.2	Rent-free Period (if any)	19
	4.1.3	Interest	19
	4.1.4	Utilities	19
	4.1.5	Electricity supply	19
	4.1.6	Taxes	20
	4.1.7	Additional Property Tax	20
	4.1.8	Security Deposit	20
	4.1.9	Car-park passes	20
	4.1.10	Insurance during the Lease	21
	4.1.11	Not to affect our insurance	21
	4.2	General obligations during the Lease	21
	4.2.1	Tenant’s Works	21
	4.2.2	Tenant’s Works Deposit	22
	4.2.3	Insurance while carrying out Tenant’s Works	22
	4.2.4	Maintain and repair	23
	4.2.5	Permitting us to inspect the Premises and carry out repairs	23
	4.3	General Obligations Relating to Moving out of the Premises	24
	4.3.1	Moving out of the Premises	24
	4.3.2	Holding over	24
	4.3.3	Viewing	24
	4.4	Other terms	24
	4.4.1	Assigning and subletting	24
	4.4.2	No lodging of caveat, registering this Lease or subdividing the Building	25
	4.4.3	Keeping to the Law	25
	4.4.4	Head Lease	25
	4.4.5	Tenants’ Guide	25
	4.4.6	Confidentiality of information	25
	4.4.7	Indemnity by you	26

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	4.4.8	Sustainability standards and requirements	26
	4.4.9	Sustainability reporting	26

5	OUR OBLIGATIONS / INVOLVEMENT		27
	5.1	Quiet enjoyment	27
	5.2	Property Tax	27
	5.3	Managing the Building	27
	5.4	No claim against us	27
	5.5	Limits to trustee’s liability	28

6	OUR GENERAL RIGHTS AND REMEDIES		28
	6.1	Cost and expenses	28
	6.2	Set-off and forfeiture of deposits	29
	6.3	Remedial measures	29
	6.4	Re-entry	29
	6.5	Removing your property	30
	6.6	Government takeover under the Land Acquisition Act 1966	30
	6.7	We may transfer this Lease	30

7	OTHER TERMS		30
	7.1	Notices	30
	7.2	Process of serving documents in line with the Law	31
	7.3	No waiver	31
	7.4	Entire Agreement	31
	7.5	Severability	31
	7.6	Governing Law and jurisdiction	32
	7.7	Contracts (Rights of Third Parties) Act 2001	32
	7.8	Electronic Signatures	32

8	SUPPRESSION OF CORRUPT PRACTICE		32

SCHEDULE 5 PLAN OF THE PREMISES			33
SCHEDULE 6 DECLARATION FORM			36
SCHEDULE 7 JTC SUBLETTING APPLICATION DOCUMENTS			38

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STANDARD COVENANTS

1	INTERPRETATION

1.1	Definitions

In this Lease, the following terms have the meanings as set out below.

1.1.1	‘Additional Property Tax’ means the difference between (i) the property tax chargeable under the Property Tax Act 1960 in respect of the Premises and (ii) the Base Property Tax.

1.1.2	‘CapitaLand Business Park & Industrial Tenant Portal’ means the tenant service portal which you can access at http://bpi-tenant.capitaland.com or such other website address we may give you.
1.1.3	‘Authorities’ means all relevant government bodies, statutory bodies and other authorities.

1.1.3A	‘Base Property Tax’ means the Base Property Tax as set out in clause 5.2.
1.1.4	‘Building’ means the land and the buildings which the Premises form part of (including car-parks, service, loading and any other areas for the use and enjoyment of the building, whether or not these are within the structure of the building).

1.1.5	‘Building Covenants’ means any terms, covenants and conditions as set out in schedule 3 which are specific to the Building.

1.1.6	‘Car-park Charges’ means the charges you must pay to use the car-parks at the Building.
1.1.7	‘Circumstances Beyond Our Control’ means any circumstances we have no control over, and which directly or indirectly prevent or delay us from carrying out our obligations under this Lease, including natural disasters, flooding, haze, national emergency, war, insurgency, labour disputes, civil commotion or riots.

1.1.8	‘Common Area’ means the parts of the Building (whether or not within the structure of the Building) which (a) are for shared use by us, you, other tenants and occupiers of the Building, and anyone who is properly authorised to use those areas, and (b) would be considered as ‘common areas’ or ‘common parts’ of the Building for shared use, enjoyment or benefit if the Building had been subdivided and registered under the Land Titles (Strata) Act 1967. Common Area does not include areas which are inside the Premises or which serve the Premises only.

1.1.9	‘Conducting Media’ means any drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains in, on or under the Building, including any that are installed in the future.

1.1.10	‘Electricity Charges’ means the charges for electricity as used at the Premises.
1.1.11	‘Electricity Supply Deposit’ means the electricity-supply deposit amount, being an amount equal to 1.5 times the expected monthly Electricity Charges, which we will estimate and notify you from time to time. The initial amount of the Electricity Supply Deposit is set out in schedule 1.
1.1.12	‘Fire-safety Approval’ means the approval (including fire-safety certificates or notices of approval) issued by the Singapore Civil Defence Force under the Fire Safety Act 1993 or such other authority.
1.1.13	‘Fitting Out Rent-free Period’ means the period where the Tenant’s Works relating to the fitting out of the Premises are carried out as set out in schedule 1.

1.1.14	‘Floor Area’ means the floor area of the Premises set out in schedule 1.
1.1.15	‘Gross Rent’ means the Net Rent and the Service Charge as set out in schedule 1.

1.1.16	‘Gross Rent Rate’ means the Gross Rent per square metre for each month under the Term as set out in schedule 1.

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1.1.17	‘Head Landlord’ means the landlord under the Head Lease (whether immediate or not).

1.1.18	‘Head Lease’ means the lease under which we hold our interest in the Building and includes any superior lease (that is, a lease under which our landlord or any other landlord above holds its interest in the Building) and all documents that apply to it.

1.1.19	‘Infectious Disease’ means the diseases defined in the Infectious Diseases Act 1976.
1.1.20	‘Interest’ means interest at the rate of 10% per year calculated on a daily basis and based on the actual number of days in the year (both before and after any judgment), or any other rate as we may notify from time to time.

1.1.21	‘JTC’ means the Jurong Town Corporation.

1.1.22	‘Law’ includes any present or future laws (including regulations, codes and guidelines) by statute, common law and/or equity.
1.1.23	‘Lease’ means this lease of the Premises between you and us, made up of (i) the Standard Covenants, (ii) the Tenants’ Guide, and (iii) all schedules (including the Special Covenants and Building Covenants), attachments, appendices, annexes and side letters to each of such documents mentioned.
1.1.24	'Losses’ means damages, compensation, losses, costs and expenses, claims, notices and proceedings, of any nature, including, where the context allows, any costs and expenses of making good any losses or damage.

1.1.25	‘Net Rent’ means the rent (not including Service Charge and other amounts due) for each month of the Term calculated at the monthly Net Rent Rate on the Floor Area, as set out in schedule 1.

1.1.26	‘Net Rent Rate’ means the Net Rent per square metre for each month of the Term as set out in schedule 1.
1.1.27	‘Original Condition’ means the original state and condition of the Premises on the date you first took possession of the Premises under this Lease as shown in the plans and drawings we have given or will give you, but not including the Tenant’s Works or any works that previous tenants have carried out.

1.1.28	‘Our Authorised People’ means our employees, agents, independent consultants or contractors, people we allow to be in the Building or Park, visitors, licensees and other people under our control, or who we are responsible for or who claim rights under this Lease through, under or in trust for us.

1.1.29	‘Park’ means (where it applies), the science, business or industrial park or such wider area or vicinity where the Building is located.

1.1.30	‘Payment Date’ means the first day of a month or such relevant date as we may notify you in our invoice to make any payment as required under this Lease.

1.1.31	‘Permitted Use’ means the use allowed for the Premises as set out in schedule 1 and approved by the Head Landlord and the Authorities.
1.1.32	‘Possession Date’ means the possession date (if this applies) as set out in schedule 1 or any other date we may notify you.

1.1.33	‘Premises’ means the part or parts of the Building which will be leased to you as set out in schedule 1, including improvements and additions made to the Premises, and the fixtures and fittings (whether they belong to you or us) in the Premises, but not including (i) structural parts located outside the Premises, (ii) the loadbearing framework, (iii) the roof, (iv) foundations, (v) joists (that is, a long, thick piece of wood, metal, or concrete, used in buildings to support a floor or ceiling), (vi) Conducting Media which serve only spaces other than the Premises that you do not access, (vii) our machinery and plant which are in the Premises but which serve only other spaces besides the Premises that you do not access, (ix) the faces of boundary walls that are outside the Premises; and (x) the faces of external walls outside the Premises (unless these are glass walls).

1.1.34	‘Reinstatement Works’ means the reinstatement works to restore the Premises to their Original Condition (except for fair wear and tear) in line with the Tenants' Guide, Law and any other requirements that we may have.

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1.1.35	‘Rent-free Period’ means the Fitting Out Rent-free Period and the Term Rent-free Period.

1.1.36	‘Security Deposit’ means the security deposit amount as set out in schedule 1.
1.1.37	‘Service Charge’ means the charge for your share of the Total Outgoings as we may decide for each month calculated at the Service Charge Rate on the Floor Area as set out in schedule 1.

1.1.38	‘Service Charge Rate’ means the Service Charge per square metre for each month as set out in schedule 1.
1.1.39	‘Side Letters’ means further terms, covenants and conditions to this Lease made between you and us at any time to add to, amend or vary this Lease.

1.1.40	‘Special Covenants’ means such further terms, covenants and conditions as set out in schedule 2 as commercially agreed to vary or add to the Lease.

1.1.41	‘Standard Covenants’ means these standard terms, covenants and conditions.
1.1.42	‘Start Date’ means the date on which the Term begins as set out in schedule 1.

1.1.43	‘Taxes’ means any goods and services tax, duty or charge which may be imposed at any time by the Authorities.
1.1.44	‘Tenants’ Guide’ means the further standard terms, covenants and conditions relating to safety or actions in the Building or Premises, or the use, maintenance, renovation or management of the Building or Premises.

1.1.45	‘Tenant’s Works’ means any fitting-out work or any other renovation, alterations, additions, interior layout work, interior design, installations, internal fittings, wiring, plumbing, reinstatement or other work you carry out to the Premises.

1.1.46	‘Tenant’s Works Deposit’ means the deposit you must pay for the Tenant’s Works (if any) as required under this Lease, and which we may collect from you from time to time to cover any Tenant's Works. The initial amount of the Tenant’s Works Deposit is set out in schedule 1.

1.1.47	‘Term’ means the term of this Lease as set out in schedule 1.
1.1.48	‘Term Rent-free Period’ means the rent-free period during the Term (if any) as set out in schedule 1.

1.1.49	‘Total Outgoings’ means all outgoings, costs and expenses (including capital expenditure and loss in value over time) which we have to pay for providing, controlling, managing, maintaining and replacing any services or parts of the Building (including fixtures and fittings).

1.1.50	‘Utilities’ means electricity, water, sewerage, tele-communications and, if it applies, gas, air conditioning and chilled water.

1.1.51	‘Utilities Charges’ means the charges for the Utilities as used at the Premises.
1.1.52	‘We’, ‘us’, or ‘our’ (whether capitalised or not) means us as the landlord as set out in schedule 1 and includes our successors (a person who takes over our rights and obligations) and assigns (a person who takes over our rights).

1.1.53	‘You’, or ‘your’ (whether capitalised or not) means you as the tenant as set out in schedule 1 and includes your successors (a person who takes over your rights and obligations) and assigns (a person who takes over your rights, only after we have approved the transfer).

1.1.54	‘Your Authorised People’ means your employees, agents, independent contractors, people you allow to be in the Premises, visitors, licensees, anyone under your control, and anyone you are responsible for or who claims rights under this Lease through, under or in trust for you.

1.2	General rules of interpretation

The following rules apply when interpreting this Lease, unless the context requires otherwise.

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1.2.1	While we have made efforts to express this Lease in plain English, any wording used may not be completely sufficient to describe its meaning, and you must read all words in line with their usual legal meaning.

1.2.2	Headings are for convenience only and must not be used to limit or interpret any covenant, condition or clause.
1.2.3	Any reference to the singular includes the plural, and vice versa.

1.2.4	Any reference to a person or people includes any individual or any corporate entity.
1.2.5	Any reference to the whole includes all or any part of the same.

1.2.6	Each word or term does not limit the effect of another word or term.
1.2.7	Any reference to ‘including’, ‘include’ or ‘includes’ means including without limitation or affecting the generality of any description, definition, term or phrase coming before that word.
1.2.8	Any reference to ‘responsible’ means, where the context allows, being liable for any Losses.
1.2.9	You must, unless set out otherwise, pay all fees, charges, costs and expenses arising out of or relating to any obligations you have under this Lease, including if it applies, Interest, on any outstanding payments you owe and any fees or expenses due to the relevant Authorities. We can claim these payments as if they are rent arrears and may deduct such payments from any deposits you have paid under this Lease. You may not withhold or delay any payment, and you must pay all amounts you owe under this Lease even if this Lease has come to an end.

1.2.10	You must, at your own cost and expense, keep to (and make sure that each of Your Authorised People keep to) every obligation you have and restriction that applies under this Lease. If this Lease states that you will not have any claim against us for any Losses, Your Authorised People will also not have any claim against us for such Losses.
1.2.11	If, under this Lease, you need our permission or approval for any action, you must get this in writing from us before taking that action. We will decide if, and on what terms, to give or withhold permission or approval. Even if we give our permission or approval, you will remain responsible for these permitted or approved matters or actions. This clause 1.2.11 also applies if the Head Landlord or any of the Authorities require any permission or approval. In addition, any right given to us under this Lease is also given to the Head Landlord and any Authorities and any person authorised by us, the Head Landlord and the Authorities.

1.2.12	If we carry out any action or exercise any right or remedy under any clause in this Lease, this will not affect our other rights or remedies under that clause or the rest of this Lease.

1.2.13	Each schedule of, attachment, appendix and annexure to this Lease forms part of this Lease. If there are any inconsistencies between the different parts of this Lease, priority will be given in the following order from first to last: (1) Side Letters (if any), (2) Special Covenants, (3) Building Covenants, (4) Standard Covenants, and (5) Tenants’ Guide.

2	GRANT OF LEASE

2.1	Lease

We agree to lease the Premises to you for the Term in return for you paying the Gross Rent and keeping to the terms, covenants and conditions as set out in this Lease (including the Special Covenants, Building Covenants and the Tenants’ Guide).

2.2	Permitted Use
2.2.1	You must use the Premises only for the Permitted Use. If you want to change the Permitted Use, you must first get approval from us and the Authorities. You must also get, maintain and keep to all necessary approvals which you need by Law to carry out your business at the Premises. To avoid any doubt, you must also carry out your own checks on the Premises as we will not be responsible for making sure the Premises are suitable for the Permitted Use.

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2.2.2	If the Premises are a property where the Urban Redevelopment Authority’s 60:40 rules apply, you must make sure that at least 60% of the Floor Area is used for industrial activity, and no more than 40% of the Floor Area is used for such ancillary (that is, supporting) purposes to the Permitted Use as we, the Urban Redevelopment Authority or any other relevant Authority may approve. You must also provide us with the filled-in and signed declaration form as set out in schedule 6 upon signing this Lease. If you fail to do so, we may give you two weeks’ notice to submit such form. If you have still not provided the filled-in and signed declaration form by the end of the two weeks’ notice, we may immediately end this Lease and, if you have taken possession of the Premises, you must carry out the Reinstatement Works to keep to clause 4.3.1. You will forfeit (that is, give up the right to claim) any money or deposits you have paid to us under this Lease, you must pay us any costs and expenses we have to pay, and you will not have any claim against us for any Losses which you may suffer due to us ending this Lease.

2.3	Head Landlord’s and Authorities’ approvals

2.3.1	If the Premises are a property under the control of JTC, you must:
(a)	first get the relevant approvals (including any anchor tenant approval) from JTC and the Authorities to use the Premises before we give the lease of the Premises to you; and

(b)	give us any relevant information and documents we ask for, including the items set out in schedule 7, at least 14 days before the Possession Date or Start Date, whichever is earlier. To avoid any doubt, you must pay any costs that apply, including any subletting fees or other fees we must pay or have paid to the Head Landlord or Authorities. You must also pay any fees and other charges charged by the Head Landlord or Authorities for not meeting this condition due to your delay or failure to give us any relevant information or documents.

2.3.2	If you do not have all the approvals as required under clause 2.3.1, we may give you notice that this Lease will be considered as null and void (that is, in a state as if this Lease never existed), except that you must reinstate the Premises in line with this Lease and you must pay all Gross Rent, Utilities Charges and other charges due from the Possession Date or Start Date, whichever is earlier, until the day you return the Premises to us (both dates included). You will not have any claim against us for any losses you suffer due to this Lease being considered as null and void. Within 30 days after we have confirmed that there are no outstanding obligations under this Lease, and as long as you did not cause such failure to get such approvals, we will refund:

(a)	all deposits you have paid (without Interest and after deducting necessary amounts if you have not kept to any other terms of this Lease or for damage you have caused to the Premises or the Building); and
(b)	all legal fees and stamp duties you have paid if they have not been charged by our lawyers or the Authorities.

2.4	Compliance regulations

You must keep to, and make sure that each of Your Authorised People keep to, the relevant anti-money- laundering, anti-bribery, anti-corruption, and anti-financing of terrorism Laws and/or our policies. If you fail to do so, we may give you notice upon which this Lease will be considered as null and void (that is, as if this Lease had never existed), except that you must still (i) reinstate the Premises in line with this Lease, (ii) pay all Gross Rent, Utilities and other charges due from the Possession Date or Start Date, whichever is earlier, until the day you return the Premises to us (both dates included), and all other Losses which we may suffer arising out of or relating to you not keeping to this clause 2.4, including the loss of Gross Rent which we could have collected for the Term and the Rent-free Period (if any), and any costs and expenses of re-letting or trying to re-let the Premises. We will also not refund any deposits or money you have paid to us, and you will not have any claim against us for any Losses which you may suffer due to this Lease being considered as null and void (that is, as if this Lease had never existed).

2.5	Rights and exceptions

2.5.1	The Premises are leased to you with:
(a)	the right to use the Common Area to pass to and from the Premises; and

2.5.2	the right to use the designated toilet facilities, lifts, staircases and driveways in the Common Area.

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Under this Lease, we have:

(a)	the right to free and uninterrupted passage and running of Utilities and other services through the Conducting Media in the Premises;
(b)	the right to enter the Premises as allowed under this Lease, except that we will use reasonable efforts to minimise any disturbance to you;

(c)	the right of light, air, support, shelter, easements (that is, a right enjoyed by one person over another’s land for a specific purpose such as a right of way) and all other rights belonging to or enjoyed by other parts of the Building;

(d)	the right to put up scaffolding for carrying out repairs, renovations, alterations, additions, cleaning, painting or other work to the Building, and to build on, alter, rebuild, develop or use the land next to the Building or in the Park, even if (i) access to, use or enjoyment of the Premises may be temporarily restricted, (ii) any light and air coming into the Premises is affected or (iii) any nuisance, damage, or inconvenience is caused to you or any of your occupiers, except that we will use reasonable efforts to minimise any disturbance to you; and

(e)	the right to carry out any power shutdown in the Building as may be required by us or the Authorities, by providing notice to you (except in cases of emergency), and without us having to provide any emergency power or back-up supply of electricity, except that we will use reasonable efforts to minimise any disturbance to you.

2.5.3	Any person you authorise to use or enjoy the Premises in line with this Lease will also have the rights under clause 2.5.1, and (i) we, (ii) the Head Landlord, and (iii) any person authorised by us or the Head Landlord will also have the rights under clause 2.5.2.

3	TAKING POSSESSION
3.1	You will take possession of the Premises on the Possession Date. If you delay taking possession of the Premises, we will not postpone the Fitting Out Works Rent-free Period (if any) and/or the Term.
3.2	You agree to take the Premises on an ‘as is, where is’ basis and not to object to the state and condition of the Premises (including the structural, mechanical and electrical specifications) on the date you first take possession of the Premises.

3.3	You agree that the Floor Area of the Premises are as set out in schedule 1. If we appoint a surveyor registered under the Land Surveyors Act 1991 to survey the Floor Area, the surveyor’s findings will be final and binding (unless there is a clear and obvious mistake), and the Gross Rent, Service Charge and other payments due under this Lease (including the Security Deposit) will be adjusted as a result of any difference in floor area of more than 3%.

3.4	You must not load any part of the floors of the Building with more than the weight set out in schedule 1 or such other weight limit as we may notify.
4	YOUR OBLIGATIONS / INVOLVEMENT

4.1	General obligations relating to payments

4.1.1	Gross Rent and other payments

4.1.1.1	Upon signing this Lease, you must pay the Gross Rent for the period of one month from the Start Date. The Gross Rent for any period less than one month will be pro-rated (based on the actual number of days in that month). You must then pay us monthly in advance on each Payment Date the:

(a)	Net Rent, calculated at the Net Rent Rate on the Floor Area; and
(b)	Service Charge, calculated at the Service Charge Rate on the Floor Area.

4.1.1.2	You must pay us all amounts due under this Lease promptly when they are due on the Payment Date (except that you must pay the amounts in the statement of accounts set out in schedule 4 upon signing this Lease), without us having to ask or remind you, and without making any withholding, deduction, set-off or counterclaim.

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4.1.1.3	Other than the first initial payment as set out under schedule 4, you must make all payments by standing order automated electronic payment (GIRO) to our account or in any other way we notify you.

4.1.1.4	We may increase the Service Charge if there is any increase in the Total Outgoings. If we do so, we will notify you of the amount and effective date of increase in the Service Charge (per square metre). Such notice will be final and binding (unless there is a clear and obvious mistake) and you must pay the increased Service Charge from the date of the increase as set out in our notice until the end of the Term.
4.1.1.5	You must not use the Common Area or any space outside the Premises in connection with your Permitted Use. If we agree to your use of any part of the Common Area or any space outside the Premises in connection with your Permitted Use, we may set charges and terms for this, and may ask you to sign a separate agreement relating to that space.

4.1.2	Rent-free Period (if any)

As a show of goodwill, we will grant you the Rent-free Period (if any). During any Rent-free Period, you do not have to pay the Gross Rent but you must continue to comply with all other terms of the Lease. However, if you carry out your business during any Rent-free Period, we may collect Service Charge from you from the date your business is started. In addition, if this Lease is brought to an end early, you must pay us the Gross Rent for the entire Rent-free Period immediately when we notify you.

4.1.3	Interest

If you fail to pay the Gross Rent or any other amounts due to us under this Lease on the due date (for any reason, and whether or not we send you a formal notice), you must pay us when we notify you Interest on the amount you owe from the date the amount is due (or if we have to pay costs for any work or measures we have carried out on your behalf, from the date we pay for those costs) until the date you pay the amount that is due.

4.1.4	Utilities

You must pay us (or the relevant supplier if this applies) the Utilities Charges for the Utilities supplied to the Premises during the Rent-free Period (if any) and the Term of this Lease. The Utilities Charges will be calculated at the rate we notify you in our invoice and you must pay us such Utilities Charges on the Payment Date. The amount as set out in our invoice will be final and binding (unless there is a clear and obvious mistake).

4.1.5	Electricity supply

4.1.5.1	If we do not arrange for the supply of electricity to the Premises, you must make arrangements with a supplier or retailer, as the case may be, for supplying electricity to the Premises. You must also:

(a)	first get our approval of the supplier or retailer before you arrange for them to supply electricity to the Premises; and
(b)	pay all charges directly to the supplier or retailer (including any connection charges or deposit) for supplying electricity to the Premises.

4.1.5.2	If we arrange for the supply of electricity to the Premises by bulk or block purchase or otherwise, you must pay us:

(a)	Electricity Charges for electricity supplied to the Premises each month. The Electricity Charges will be calculated at the rate we notify you in an invoice;
(b)	all other charges relating to supplying electricity to the Premises (including connection and administrative charges) as we notify you in an invoice; and

(c)	the Electricity Supply Deposit. We will notify you of the amount of the Electricity Supply Deposit that you must pay from time to time during the Term. If the Electricity Supply Deposit you have paid to us is less than the amount we have told you to pay, you must pay the difference to us. We will keep the Electricity Supply Deposit for the whole of the Term and we may use all or part of it to indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against you failing to keep to clauses 4.1.5.2(a) and 4.1.5.2(b) above. We will refund the Electricity Supply Deposit without interest and after making any deductions that are allowed under this Lease, within 30 days after we have confirmed that there are no outstanding obligations under this Lease, including that you have paid all amounts that you owe us. To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Electricity Supply Deposit to you.

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4.1.5.3	The amount as set out in our invoices in clause 4.1.5.2 above will be final and binding (unless there is a clear and obvious mistake) and you must pay such amounts to us on the Payment Date. If there are any clear and obvious mistakes in the amounts as set out in our invoices, we will notify you and you must pay the difference on the Payment Date from the date of such notice. Any retailer or supplier we appoint to provide electricity to the Premises will also have the same rights as us under this clause 4.1.5.

4.1.5.4	If we make or intend to make a bulk or block purchase to supply electricity to the whole Building or the Park, you will be considered to have given your permission for the purchase. You must also, if we ask you to, sign an authorisation in such format as we may inform. If we decide to change the retailer or supplier during the Term, we may transfer the Electricity Supply Deposit at any time to any supplier or retailer.
4.1.6	Taxes

Without affecting our obligations under clause 5.2, you must pay us immediately when we notify you any Taxes charged on the amounts you must pay under this Lease.

4.1.7	Additional Property Tax

Once you have signed this Lease, you must pay us any Additional Property Tax that we notify you is due for the Premises, the Rent-free Period (if any) and the Term of this Lease. We will decide whether to object to or appeal against any assessment of annual value or any property tax that is charged on the Premises. Your liability to pay the Additional Property Tax will not be affected by the expiry or earlier determination of the Term.

4.1.8	Security Deposit
4.1.8.1	Upon signing this Lease , you must pay and maintain with us the Security Deposit during the Term, as security for you keeping to the terms of this Lease and to indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against any Losses we may suffer against you or any of Your Authorised People in relation to any matter arising out of or relating to the Premises or this Lease, including any amount you owe us during any holdover period or future lease of the Premises.

4.1.8.2	If you do not keep to the terms of this Lease, we may use the Security Deposit to make good to our satisfaction any losses we have suffered, and you must pay us an amount equal to the amount of the Security Deposit we use, within seven days of us notifying you.

4.1.8.3	If the Gross Rent is increased under this Lease, the Security Deposit will also be increased and you must pay the increased amount to us on the date we notify you.
4.1.8.4	You must not set off (that is, treat it as payment of) any part of the Security Deposit against any Gross Rent or other amounts you owe us.

4.1.8.5	We will refund the Security Deposit to you, without interest and after making any deductions that are allowed under this Lease, within 30 days after we have confirmed that there are no outstanding obligations under this Lease, including that you have paid all amounts that you owe us. To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Security Deposit to you.
4.1.9	Car-park passes
4.1.9.1	As a show of goodwill, we will provide car-park passes, as set out in schedule 1, as long as:
(a)	you pay the Car-park Charges at such rates that apply from time to time and as we notify you in our invoice. Such amount as set out in the invoice will be final and binding (unless there is a clear and obvious mistake), and you must pay us such Car-park Charges on the Payment Date;

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(b)	you keep to all relevant Laws;
(c)	our policies that apply from time to time allow for our provision of car-park passes to you; and
(d)	we have passes available.
4.1.9.2	If required by Law or under our policies, we may give you notice at any time to change or cancel the number of car-park passes we allocate to you or to revise our Car-park Charges.
4.1.10	Insurance during the Lease
4.1.10.1	From the Possession Date or Start Date, whichever is earlier, until the end of the Term or any period of holding over (as described in clause 4.3.2), including while the Tenant’s Works are being carried out, you must arrange and maintain the following insurance policies:

(a)	an insurance policy in your name:

(i)	covering you against all risks of theft, physical loss or damage (including risks of fire) in respect of your property (including personal property), goods and stock-in-trade (including all plate glass and tempered glass, glass frontage and plant and machinery, if any) in the Premises;

(ii)	up to the full replacement value of your property, goods and stock-in-trade in the Premises; and

(iii)	which includes a waiver of subrogation clause (that is, a clause which disallows the insurer from stepping into the insured party’s shoes and making a claim against us to recover any money that the insurer has had to pay).

(b)	a public liability insurance policy in your name, with us named as an insured party:

(i)	protecting against claims arising out of or relating to your operations or anything that you, or Your Authorised People have done in or from the Premises or assumed under this Lease, which will be extended to include any of the insured parties' legal liability for loss of or damage to the Premises (including all fixtures and fittings) and all of our property;

(ii)	for at least the amount set out in schedule 1 or any higher amount as we may require; and

(iii)	which includes a cross-liability clause (that is, a clause which allows an insured party from claiming against another insured party if they are both covered by the same insurance policy).

4.1.10.2	You must take out the insurance policies with a reputable insurance company as we may approve.

4.1.10.3	If we request, you must give us copies of the insurance policies and the receipt for the last premiums you have paid for the policies. We will not be considered to have approved the insurance policies just because we have seen copies of your insurance policies and you will remain responsible for your obligations under this Lease, including having to take out the necessary insurance policies as required under this clause 4.1.10.
4.1.11	Not to affect our insurance

You must not do anything that makes any of the insurance policies void or voidable (that is, in a state as if the insurance policies never existed or potentially never existed), invalid or cancelled, or leads to an increase in the premium for the insurance policies. If you fail to keep to this clause 4.1.11, you must not claim against us for any claim which is actually covered or which would have been covered had you maintained the insurance policies. You must also make good any damage or losses we suffer, including paying any increased premium, costs and expenses for restoring or renewing the insurance policies.

4.2	General obligations during the Lease
4.2.1	Tenant’s Works

4.2.1.1	You must get our approval before carrying out any Tenant’s Works. If we give our approval, you must carry out and complete the Tenant’s Works in line with the Lease, including the Tenants' Guide and any of our other requirements in respect of such Tenant’s Works.

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4.2.1.2	You must get and maintain all necessary approvals that are required by Law (including the Fire-safety Approval, if it applies) for carrying out the Tenant’s Works.
4.2.2	Tenant’s Works Deposit

4.2.2.1	If we ask you to, you must pay us a Tenant’s Works Deposit for carrying out any Tenant’s Works. You must do this by the date we notify you. You must pay to us, the initial Tenant’s Works Deposit, as set out in Schedule 1, upon signing this Lease.

4.2.2.2	The Tenant’s Works Deposit is security to make sure that you:

(a)	comply with clause 4.2.1; and
(b)	make good, to our satisfaction, any damage to the Premises, Building and Park resulting from the Tenant’s Works.
4.2.2.3	If you do not comply with clause 4.2.2.2, we may carry out the necessary works and use the Tenant’s Works Deposit to pay the costs and expenses of that work. If the Tenant’s Works Deposit is not enough to cover the cost of the work, you must pay us immediately, when we notify you, the difference between the costs and expenses of the work and the Tenant’s Works Deposit.
4.2.2.4	You must give us (i) the relevant plans, (ii) appropriate architect, engineer, qualified person or consultant certificates to confirm that the work has been carried out to the necessary standards, and (iii) the Fire Safety Approval, before you start operations at the Premises. If you fail to do this, you will forfeit (that is, give up the right to claim) the Tenant’s Works Deposit. This will not affect any of our rights or remedies against you, including our right to charge you for any penalty fees imposed by the Authorities and our right to terminate this Lease for such breach.
4.2.2.5	We will refund the Tenant’s Works Deposit to you, without interest, within 30 days after:

(a)	the Tenant’s Works have been completed in accordance with this Lease, including that you have submitted the relevant plans, certificates and Fire Safety Approval required in accordance with clause 4.2.2.4;

(b)	you have complied with all our requirements in respect of the Tenant’s Works;
(c)	you have made good any damage to the Premises, Building and Park, to our satisfaction; and
(d)	we have deducted any amounts owing under clause 4.2.2.3.

To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Tenant’s Works Deposit to you.

4.2.3	Insurance while carrying out Tenant’s Works
4.2.3.1	Before starting any Tenant’s Works, you must take out and maintain (i) an all-risks policy and (ii) a comprehensive public liability insurance policy against claims for personal injury, death or property damage or Losses arising out of or relating to the Tenant’s Works. Each insurance policy must provide coverage of at least S$2,000,000.00 (or such higher amount we tell you) for any one occurrence and it must be effective for the entire period of the Tenant’s Works.
4.2.3.2	You must take out and maintain such insurance policies mentioned in clause 4.2.3.1 in the joint names of us and your contractors as co-insured parties for our and their respective rights and interests. You must use a reputable insurance company, and such insurance policies must each include a cross-liability clause (that is, a clause which allows an insured party from claiming against another insured party if they are both covered by the same insurance policy).
4.2.3.3	You must give us copies of such insurance policies mentioned in clause 4.2.3.1 if we ask for one. However, giving us such copies will not be considered to be constructive notice of any terms of such insurance policies nor, and will not in any way reduce or affect your obligations under this Lease, including clause 4.2.3.

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4.2.4	Maintain and repair

4.2.4.1	You must:
(a)	keep the Premises in a clean and tidy condition to keep to what we require under this Lease (including the Tenants’ Guide);

(b)	keep the Premises (including all fixtures and fittings, mechanical and electrical equipment and Conducting Media in and serving the Premises, whether these belong to you or us) in good and tenantable repair and condition (that is, in a state and condition safe and suitable for use and in which you have carried out all necessary repairs for), except for fair wear and tear; and
(c)	immediately make good, to our satisfaction, any damage you cause to the Premises (including our fixtures and fittings in them), or to any other part of the Building or Park.

4.2.5	Permitting us to inspect the Premises and carry out repairs

You must allow us and Our Authorised People to enter the Premises with advance notice (except in cases of emergency) and at no cost to us, so that we may:

(a)	check if you are keeping to the terms of this Lease;
(b)	carry out spot checks and inspect the condition of the Premises;

(c)	take a schedule of fixtures and fittings;
(d)	investigate the cause of any interference or disturbance to other tenants and occupants;

(e)	gain access to parts of the Building, mechanical and electrical equipment and/or Conducting Media (or both) which can only be accessed through or in the Premises;

(f)	carry out any work relating to the mechanical and electrical equipment or Conducting Media and to install extra mechanical and electrical equipment or Conducting Media or to repair or replace any fixtures or fittings which belong to us;

(g)	enforce any right or to meet any obligation we have under this Lease or the Head Lease or any obligation we have to any third party who has legal rights over the Premises, the Building or Park or whose Conducting Media passes through the Premises;

(h)	build, alter, repair or maintain the Premises, the Building or Park (including cleaning the windows on the outside of the Building or anything serving the rest of the Building and Park as well as anything running through the Premises); and

(i)	carry out any work which we need or want to carry out to any part of the Building or Park (including the services and facilities in it), including the right to build onto any boundary wall of the Premises.
4.2.5.1	If we find that you have not kept to all the terms of this Lease, you must carry out the necessary work promptly and within the time period as set out in the notice we give you and to our satisfaction.

4.2.5.2	If you do not carry out and complete the necessary work in time, we may enter the Premises to do the necessary work, and you must pay the costs and expenses for any such work. You must also, if we notify you to, do the following:

(a)	remove your installations, machinery, partitions or any other item so that we can carry out the work. If you fail to do this, we may remove them and you will have to pay the costs and expenses immediately when we notify you. You will not have any claim against us for any Losses you suffer due to us removing these items; and
(b)	stop your activities to the extent and during the hours as set out in the notice we give you so we can carry out the work (including any investigations relating to the work).

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4.2.5.3	While we will use reasonable efforts to minimise any disturbance to your business operations at the Premises, we will not be responsible to you for any Losses you suffer or inconvenience caused while we are inspecting the Premises or carrying out such works or repairs under this clause 4.2.5.

4.3	General Obligations Relating to Moving out of the Premises

4.3.1	Moving out of the Premises
4.3.1.1	When this Lease ends, you must have completed the Reinstatement Works in line with this Lease (including the Tenants’ Guide), and return the Premises and all keys (including mailbox keys) to us.

4.3.1.2	If you fail to keep to clause 4.3.1.1, we may carry out the Reinstatement Works. If we do this, you must pay us immediately:

(a)	all our costs and expenses, and
(b)	an amount equal to double the amount of Gross Rent due for the period it takes us to carry out and complete the Reinstatement Works.

4.3.1.3	If we agree that you do not need to carry out the Reinstatement Works, we may require you to pay a reinstatement amount, which we will estimate based on the costs and expenses that we may need to pay to carry out and complete the Reinstatement Works. After making this payment, you will be considered to have transferred all such fixtures and fittings to us and we may remove, dispose or deal with them as we see fit, and you may not claim for any money left over after our removing, disposing or dealing with such fixtures and fittings.
4.3.1.4	Any invoice we give you of the amounts you must pay to us under clauses 4.3.1.2 and 4.3.1.3 above is final and binding (unless there is a clear and obvious mistake) and you must pay us such amounts on the Payment Date.

4.3.2	Holding over

If you do not provide us with vacant possession of the Premises when this Lease ends or continue to occupy the Premises after this Lease ends, you will be considered to be holding over and must pay us an amount equal to double the amount of Gross Rent or the market rent for the Premises that is current at that time as we may inform you (whichever is higher) for every day of the holding-over period, within seven days of our notice to you. Such holding over will not be considered as a renewal of this Lease. This clause 4.3.2 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

4.3.3	Viewing

During the six months before the end of this Lease, you must, if we give you notice, allow us, our agents and anyone else we authorise to view the Premises for the purpose of re-letting them.

4.4	Other terms

4.4.1	Assigning and subletting
4.4.1.1	You must not novate (that is, transfer all or some of your rights and obligations), assign (that is, transfer all or some of your rights), sublet, license, part with or share possession or occupation, mortgage or create a charge over, or grant anyone else any rights in respect of, this Lease or the Premises without our approval.

4.4.1.2	If you are a company, and there is a change in your management control or majority shareholders and you did not get our approval before making the change, this will be considered as an assignment of this Lease. For the purposes of this clause 4.4.1.2, ’majority shareholder’ means a person who:

(a)	controls the structure of your board of directors;

(b)	controls more than 50% of your issued share capital; or
(c)	controls more than 50% of your voting power.

4.4.1.3	Without affecting clause 4.4.1.1, if you are a sole proprietor or a partnership made up of partners carrying out a business under a business name registered under the Business Names Registration Act 2014 or any other Law, and there is a change in the constitution or membership of the sole-proprietorship or partnership and you did not get our approval before making the change, this will be considered as an assignment of this Lease.

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4.4.1.4	If we give any approval under this clause 4.4.1, we may set any terms, including charging fees, and section 17 of the Conveyancing and Law of Property Act 1886 will not apply.

4.4.2	No lodging of caveat, registering this Lease or subdividing the Building
4.4.2.1	You must not (i) lodge a caveat relating to this Lease, nor (ii) register this Lease at the Singapore Land Registry and you must immediately withdraw any caveats which are lodged in spite of this clause 4.4.2.1.

4.4.2.2	You must not ask us to subdivide the Building or do anything which could mean that we have to subdivide the Building.

4.4.2.3	This Lease does not operate as a Lease capable of registration under the Land Titles Act 1993 or any other Law.
4.4.3	Keeping to the Law

4.4.3.1	You must keep to the Law and all requirements of the Authorities relating to:
(a)	the Premises and using or occupying the Premises; and

(b)	your obligations under this Lease.
4.4.3.2	You must immediately notify us of:

(a)	any notice or order you receive from any Authority in relation to the Premises or this Lease;
(b)	any defect in the Premises which may cause us to have any Losses or duty; and

(c)	any damage that may happen to the Premises.
4.4.3.3	Without affecting clause 4.4.3.1, you must not allow the Premises to be used as a place where any person is employed in a way that is not allowed under section 57(1)(e) of the Immigration Act 1959, section 5 of the Employment of Foreign Manpower Act 1990 or any other Law.

4.4.4	Head Lease

You must keep to the conditions (if any) that the Head Landlord sets when approving this Lease, including in particular, any conditions that relate to the Premises, Building and Park.

4.4.5	Tenants’ Guide

You confirm that you have read and received a copy of the Tenants’ Guide and you agree that you must keep to the Tenants’ Guide and any other rules that we set, including paying any fees, charges, costs and expenses arising out of or relating to, or as a result of you failing to keep to your obligations under the Tenants’ Guide. You must also make sure that Your Authorised People keep to the Tenants' Guide. We may add to or vary the Tenants’ Guide at any time by making such revised Tenant’s Guide available on the CapitaLand Business Park & Industrial Tenant Portal.

4.4.6	Confidentiality of information

4.4.6.1	In order to protect and maintain the confidentiality of this Lease and any information relating to this Lease, and to prevent any unauthorised access to such information, you must not reveal to any third party (other than your professional advisors), this Lease or any information or any correspondence relating to this Lease, unless such disclosure is required under any Law or you get our approval beforehand. If you are allowed to reveal information to any third party, you must make sure that they keep to the terms of this clause 4.4.6.1 and such other terms as we may notify you.

4.4.6.2	Without affecting anything else in this Lease, if you do not keep to clause 4.4.6.1 we may withdraw any special concessions we have granted you under this Lease. This includes but is not limited to:

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(a)	the Rent-free period (if any), meaning that you must pay us the Gross Rent for the entire Rent-free Period;
(b)	any special rental rates, meaning that you must pay us a revised gross rent for the entire Term based on the market rent that applies at that time; and

(c)	all other special concessions we grant to you.
4.4.6.3	This clause 4.4.6 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

4.4.7	Indemnity by you

4.4.7.1	You must indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against all Losses which we may suffer or have to pay arising out of or relating to death, injury, loss or damage caused, directly or indirectly, by:
(a)	anything that happens in the Premises or the use or occupation of the Premises;

(b)	you or Your Authorised People to the Premises, Building or any property in them, including if caused by using, misusing, wasting or abusing the Utilities or faulty fittings or fixtures or in respect of the condition of any part of the Premises; and

(c)	you failing to keep to the terms of this Lease.
4.4.7.2	This clause 4.4.7 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

4.4.8	Sustainability standards and requirements

As the Building is presently Green Mark certified or intended to obtain green certification, you shall comply with the prevailing standards and requirements of the Building & Construction Authority (“BCA”) of Singapore’s Green Mark scheme (and/or any other similar scheme) and with our sustainability initiatives implemented from time to time (whether as set out in the Lease or otherwise), insofar as they are applicable to the Premises.

4.4.9	Sustainability reporting
4.4.9.1	You will provide to us promptly upon our request for the purpose of our yearly sustainability reporting, including (but not limited to) furnishing the following data for any relevant period in relation to the leased Premises:

(a)	Energy Consumption

(i)	annual consumption of energy in kWh;
(ii)	energy source, for example the amount of energy in kWh derived from renewal energy source.

(b)	Water consumption
(i)	annual consumption of water in cubic metres;
(ii)	water source, for example the amount of water in cubic metres derived from reused, recycled or captured water on site.

(c)	Waste Management

(i)	where applicable, annual disposal of waste in tonnes;
(ii)	where applicable, disposal route, for example the amount of waste in tonnes that is disposed by way of landfill, incineration or recycling.

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5	OUR OBLIGATIONS / INVOLVEMENT

5.1	Quiet enjoyment

If you pay the Gross Rent and other amounts due under this Lease and keep to the terms of this Lease, you may occupy and use the Premises during the Term without any disturbance from us, except as allowed under this Lease.

5.2	Property Tax

We will pay the Base Property Tax for the Premises for the Term, calculated as follows:

Base Property Tax = A X C for each month where

A : monthly Net Rent payable by you under this Lease

C : property tax rate applicable on the Term Start Date

To avoid any doubt, this does not include any Additional Property Tax, which you must pay.

5.3	Managing the Building

We will:

(a)	keep the exterior of the Building, the Common Areas and the amenities and facilities in the Building which are for common use in good repair, and keep the mechanical and electrical services in working order and condition (except for fair wear and tear);

(b)	provide lift services during such hours as we may notify to you, electricity for lighting the Common Areas and water for the toilet facilities (if any) in the Common Areas;

(c)	keep the Common Areas adequately clean and lit; and
(d)	insure the Building (not including your fixtures and fittings) against damage by fire and any other risks as we may decide.

5.4	No claim against us
5.4.1	Without being affected by anything else in this Lease, we are not responsible to you, and you must not claim against us, for any death, injury, or Losses which you or Your Authorised People may suffer (whether caused by negligence or otherwise) in connection with the following circumstances:

(a)	any interruption in any of the services mentioned in clause 5.3 due to the state and condition or any repair, maintenance, damage or destruction of any installations or equipment or any mechanical, electrical, electronic, microprocessor or software defect, malfunction or breakdown that occurs;

(b)	any act, failure to act, negligence or misconduct of:

(i)	any of our employees or agents in relation to the Premises or the Building;
(ii)	Our Authorised People carrying out any duty relating to the services mentioned in clause 5.3;

(iii)	any contractor or consultant we have nominated or approved under this Lease; or
(iv)	any other person in the Building;

(c)	any other tenants, Your Authorised People and other people in the Building not keeping to the Tenants’ Guide;
(d)	any accidents, injuries, loss or damage to property or people in the Premises, Building or Park;

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(e)	the use of the car-parks in the Building;

(f)	any failure, inability or defect in the supply or character of electricity, water (including chilled water) or, if it applies, gas supplied to the Premises by any service provider;
(g)	leaks or defects in the piping, wiring and sprinkler system, or defects in the structure of the Building;

(h)	any failure or delay by us to carry out measures to prevent any outbreak or spread of any Infectious Disease in the Building;

(i)	any terrorist act regardless of any other cause or event contributing to the loss (including any action taken to control, prevent or otherwise deal with any terrorist act); and
(j)	any Circumstances Beyond Our Control.

5.4.2	This clause 5.4 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.
5.5	Limits to trustee’s liability

5.5.1	If we are an entity listed on the stock exchange, the following clause will apply to this Lease:

Without being affected by anything else in this Lease, you agree that we are entering into this Lease only in our capacity as trustee of CapitaLand Ascendas REIT (‘CLAR’) and not in our personal capacity. As such, any liability or indemnity we give or will give, and any power and right we grant to any receiver, attorney, agent or delegate of the trustee of CLAR will be limited to the assets of CLAR over which, as trustee of CLAR, we have legal rights, and will not extend to any of our personal assets or any assets we hold in our capacity as trustee of any other trust. This clause still applies even if this Lease ends, is brought to an end early or is cancelled. This clause will apply, with the necessary amendments and without affecting the meaning of this clause, to any notice, certificate or other document we issue under this Lease, as if it were set out in the notice, certificate or document.

5.5.2	If we are an entity not listed on the stock exchange, the following clause will apply to this Lease:

If the Building is sold to the trustee of CapitaLand Ascendas REIT (‘CLAR’), you agree that the following clause (or a variation of the following clause) will be included in this Lease.

‘Limits to trustee’s liability

Without being affected by anything else in this Lease, you agree that we are entering into this Lease only in our capacity as trustee of CLAR and not in our personal capacity. As such, any liability or indemnity we give or will give, and any power and right we grant to any receiver, attorney, agent or delegate of the trustee of CLAR will be limited to the assets of CLAR over which the trustee of CLAR has legal rights, and will not extend to any of our personal assets or any assets that the trustee of CLAR holds in our capacity as trustee of any other trust. This clause still applies even if this Lease ends, is brought to an end early or is cancelled. This clause will apply, with the necessary amendments and without affecting the meaning of this clause, to any notice, certificate or other document we issue under this Lease, as if it were set out in the notice, certificate or document.’

6	OUR GENERAL RIGHTS AND REMEDIES

6.1	Cost and expenses

If we give you notice, you must pay immediately our full costs and expenses (including legal fees, administrative charges and stamp duty), relating to:

(a)	preparing, negotiating and completing this Lease (including any Side Letters);

(b)	considering your request for our permission or approval (including our professional advisor’s fees for advising us); and

(c)	you not keeping to the terms of this Lease.

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You must pay such costs and expenses on an indemnity basis (that is, to pay for all our costs and expenses and not dispute or claim that we should have minimised such costs and expenses).

6.2	Set-off and forfeiture of deposits

Without being affected by anything else in this Lease, we may deduct any payments you owe us from any deposits you have paid under this Lease. If we have deducted money from a deposit in this way, you must pay us an amount equal to the amount we have deducted within seven days of us notifying you. When this Lease ends, you must collect any deposits you have paid under this Lease within one year from such date as we have first tried to return you such deposit. If you don’t, you will forfeit (that is, give up the right to claim) these deposits.

6.3	Remedial measures

If you fail to keep to the terms of this Lease, we may take action to deal with the situation (including issuing a stop order relating to any offending activity or stepping in to do any repair or remedial works). You must pay all our costs and expenses for us taking the actions under this clause 6.3. You will not have any claim against us for any Losses or inconvenience you may suffer due to us carrying out the actions. To avoid any doubt, we do not need to exercise this right under this clause 6.3 before we exercise our other rights.

6.4	Re-entry
6.4.1	You will have failed to keep to the terms of this Lease if:

(a)	you fail to pay the Gross Rent or any other amounts you must pay under this Lease within 14 days after the due date;
(b)	you do not keep to, and where possible, fail to correct your actions to keep to, the terms of this Lease (other than under clause 6.4.1(a)) within 14 days of our notice or such longer period as we may notify you (except in cases of emergency);

(c)	another creditor or person enforces a writ of execution (that is, a court order which permits a transfer of assets, money or property belonging to a debtor to pay off a legal judgment) or levies distress (that is, the forcible taking of a tenant’s property by a landlord to pay off any overdue or unpaid rent or other money owed under a lease) on your property; or

(d)	you become or are reasonably likely to become insolvent (that is, when you are unable or likely unable to pay any debts as and when they are due).
6.4.2	If any of the circumstances in clause 6.4.1 happens, we may re-enter and take possession of all or any part of the Premises at any time, including during the Rent-free Period, and even if we have previously chosen not to enforce our right of re-entry, and the Term and this Lease will then end on the date of such re-entry or notice. To avoid any doubt, if you return any keys to us, this does not mean that we have accepted the surrender of the Premises, unless we confirm this in writing.

6.4.3	If any of the circumstances in clause 6.4.1 happens, we may notify you to novate (that is, transfer all or some of your rights and obligations) or assign (that is, transfer all or some of your rights) your sub-leases to us, including all rent and any security deposits relating to such sub-tenancies. Upon receiving such notice, you must immediately sign such novation or will be considered to have agreed to such assignment, and must make sure all sub-tenants sign such novation or agree to such assignment, including paying all rent received from such sub- tenancies, directly to us.
6.4.4	If any of the circumstances in clause 6.4.1 happens, you must, if we give you notice, leave on the Premises any of your property that we may require as set out in such notice.

6.4.5	If we end this Lease in line with clause 6.4.2:

(a)	your interest in and the rights to the Premises will end;
(b)	you must move out of the Premises immediately, except that you must still carry out the Reinstatement Works in line with clause 4.3 unless we notify you otherwise;

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(c)	you will forfeit (that is, give up the right to claim) any money or deposits you have paid to us;

(d)	you must indemnify us (that is, pay all our losses in full without dispute or claim that we should have minimised such losses) from and against all Losses we suffer as a result of re-entering the Premises, including Gross Rent for the Rent-free Period, any Gross Rent which you would have paid if the Term had been completed, and all our costs and expenses of re-letting or trying to re-let the Premises); and
(e)	you will not have any claim against us for any Losses you suffer due to us ending this Lease.
6.5	Removing your property

6.5.1	If you leave any of your property at the Premises when this Lease ends, we have the right to dispose of it in whatever way we consider appropriate, and you must pay any costs involved. You will not have any claim against us for any Losses which you may suffer due to us removing any property from the Premises under this clause 6.5.

6.5.2	If we sell your property under clause 6.5.1 above, we may use the proceeds from the sale to pay our costs, expenses, Interest and any other money you owe us under this Lease. If there is any money left over, we will return such monies to you.

6.5.3	You must indemnify us (that is, pay all our losses in full without dispute or claim that we should have minimised such losses) against any Losses we have to any third party whose property we deal with or dispose of because we mistakenly believe it is yours.

6.5.4	This clause 6.5 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

6.6	Government takeover under the Land Acquisition Act 1966

If any Authority compulsorily takes over the Building or any part of it, or issues any notice, order or gazette notification to take over the Building or any part of it, we may give you notice and end this Lease without compensation. To avoid any doubt, this will not affect any rights or remedies we have relating to you not keeping to the terms of this Lease.

6.7	We may transfer this Lease

We may novate (that is, transfer all or some of our rights and obligations) or assign (that is, transfer all or some of our rights) under this Lease to another party without your permission. Following such transfer, you:

(a)	will be considered as having agreed to such transfer and having accepted the new landlord;
(b)	must release us from all our obligations under this Lease (including our obligation to refund the Security Deposit and any other amounts under this Lease;

(c)	sign the novation agreement or the acknowledgement to the notice of assignment of this Lease, which we will prepare at our cost; and

(d)	get a replacement bank guarantee for the new landlord, if we request this, to replace any bank guarantee you have given us.
7	OTHER TERMS

7.1	Notices
7.1.1	All notices relating to this Lease must be in writing.

7.1.2	Any notice we give you is only valid if we post it on the CapitaLand Business Park & Industrial Tenant Portal, give it by hand or send it by post to the Premises or to your registered office or business address.
7.1.3	Any notice you give to us is only valid if you send it by registered post to our registered office.

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7.1.4	Any notice will be considered as served:

(a)	(for a notice given by hand) immediately on the day it is sent; and
(b)	(for notice sent by registered post) 24 hours after it is posted as long as the sender can show that the envelope containing the notice was addressed, stamped and posted.

7.2	Process of serving documents in line with the Law
7.2.1	Any legal process will be considered as served if it is sent to:

(a)	us by registered post to our business address;
(b)	you by registered post to or by leaving it at your business address or the Premises; or

(c)	your or our solicitor by registered post to or by leaving it at their business address.
7.2.2	If you are a company that is not incorporated or registered in Singapore:

(a)	you must deliver to us, within seven days of appointing the process agent, a copy of the letter (in a form we approve) issued by the process agent to us, agreeing (in a way that cannot be changed) to act as your process agent (that is, once they have agreed to act as your process agent, you or they cannot withdraw this agreement);

(b)	serving documents on your process agent at their last known address will be considered as satisfactorily serving documents under the Law on you; and
(c)	clauses 7.2.2(a) and 7.2.2(b) will not affect our right to serve process in any other manner allowed by Law.

7.3	No waiver
7.3.1	If we give you permission not to keep to any of the terms of this Lease, or if we choose not to take action even if you are not keeping to any of the terms, this decision is only effective if we confirm it in writing. If we know about you not keeping to any of the terms of this Lease, or we accept the Gross Rent or any amount due under this Lease, this does not mean that we do not require you to keep to the terms of this Lease or that we have chosen not to take action.

7.3.2	If we give written permission or confirmation as set out in clause 7.3.1 above, this does not mean that we have also given permission or agreed not to take action if you:

(a)	do not keep to the same term of this Lease again; or
(b)	do not keep to another term of this Lease.

7.4	Entire Agreement
7.4.1	This Lease forms the entire agreement between you and us for this lease of the Premises.

7.4.2	We are not bound by any statement, conduct or promises (whether written or spoken, express or implied by common law, statute, custom or in any other way) relating to the Premises, Building or Park if they are not set out in this Lease.

7.4.3	You confirm that you have not agreed to or signed this Lease as a result of relying on any statement, conduct or promise we have made (or which someone else has made on our behalf), which is not as set out in this Lease.

7.4.4	You and we each state, guarantee, confirm and agree that each has full power and authority to enter into and carry out the obligations contained within this Lease, and this Lease is valid and binding.
7.5	Severability

If any part of this Lease cannot be enforced or if all or part of any clause in this Lease is illegal or invalid or cannot be enforced by Law, this will not affect the legality, validity or enforceability of any other clause in this Lease.

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7.6	Governing Law and jurisdiction
7.6.1	This Lease is governed by Singapore Law.

7.6.2	You and we agree that the appropriate legal forum for any disputes relating to this Lease will be the courts of Singapore.

7.7	Contracts (Rights of Third Parties) Act 2001

Apart from (i) the Head Landlord, (ii) any Authorities and (iii) any people authorised by us, the Head Landlord and/or the Authorities, no person who is not a party to this Lease has any right under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term of this Lease.

7.8	Electronic Signatures

The Parties acknowledge and agree that we are authorised to rely upon and accept as an original for all purposes, this Lease, any other transaction document or other communication delivered by you or its solicitor by facsimile, telegraphic, .pdf, e-mail or other electronic transmission (each, a “Communication”) which we or our solicitor in good faith believes has been signed by you, including by electronic signature, and which has been so delivered to us or our solicitor. Such Communication shall have the same force and effect as an original signature. Without limitation, “electronic signature” will include versions of an original signature on a document electronically scanned and transmitted versions (e.g., via pdf) of an original signature; it shall also include eSignatures included on documents accessed from electronic and/or mobile devices via eSignature Services such as Docusign and AdobeSign. Notwithstanding the foregoing, we will in any instance require that an original document be submitted to us in lieu of, or in addition to, any such Communication.

Counterparts

This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this Lease may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart.

8	SUPPRESSION OF CORRUPT PRACTICE

8.1	The group of which we form part is committed to conducting its business in an ethical manner and expects all its employees and parties with which it has a contractual relationship to conduct themselves with high ethical standards and to comply with applicable laws for the suppression of corrupt practices (“Anti-Corruption Laws”).

8.2	You represent and warrant that, to the best of your knowledge, neither you nor any person who (by reference to all relevant circumstances) performs services or acts for or on behalf of you in any capacity (including, without limitation, employees, agents, related corporations and subcontractors) (“Representatives”) has contravened, or procured or encouraged third parties (including, to avoid any doubt, the employees of or any person acting on our behalf) to contravene, any Anti-Corruption Laws in connection with this Lease and/or any arrangements under this Lease.

8.3	You must immediately notify us if any person employed by us or acting on our behalf or any of your Representatives, has contravened or attempted to contravene any Anti-Corruption Laws in connection with this Lease and/or any arrangements under this Lease, and must take adequate steps to protect the interests of both you and us. All such notices to us should be sent to the Chairman of the Audit Committee (“AC”) C/O Head of Group Internal Audit of CapitaLand Limited at the following email address: Whistleblowing.ACChair@capitaland.com.
8.4	We may terminate this Lease and all arrangements under this Lease forthwith if you or any of your Representatives has contravened or attempted to contravene any Anti-Corruption Laws, whether in connection with this Lease and/or any arrangements under this Lease or otherwise. Such termination shall not affect our other rights and remedies whether under this Lease or otherwise.

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SCHEDULE 5

PLAN OF THE PREMISES

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CURIE

Second, Third & Fourth Storey Plan

75.60 M
7.20
7.20
7.20
7.20
7.20
3.60
7.20
7.20
7.20
7.20
7.20
30.00 M
15.00
15.00
Unit 04
Research Area
#02-04
426.73 sm
ER
#02-03
440.24 sm
Research Area
Unit 03
M/T F/T AHU
M/T F/T AHU
CORRIDOR
#02-01A
81.14 sm
#02-01B
86.21 sm
#02-01C
87.08 sm
#02-01
92.41 sm
AHU F/T M/T
CORRIDOR
LIFT
#02-02A
206.29 sm
#02-02
225.90 sm
Research Area
AHU F/T M/T

Floor Area Approximately 370 sq m to 440 sq m

Notes:
The toilets edged in blue are jointly maintained by adjacent tenants

Legend AHU : AIR HANDLING UNIT F/T. : FEMALE TOILET M/T : MALE TOILET ER : ELECTRICAL RISER

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SCHEDULE 6

DECLARATION FORM

1.	Details (see note below)

Name of company or firm (as in ACRA): PHAOS TECHNOLOGY PTE. LTD.
Premises: 83 Science Park Drive #02-01 & #04-01B The Curie Singapore Science Park I Singapore 118258
Company’s mailing address:	83 Science Park Drive #02-01 The Curie Singapore Science Park I Singapore 118258
Phone: +6562503877	Email address sharontan@phaostech.com
Company registration number: 201704914C	Country where the company is incorporated: Singapore
Company’s principal activity: Our principal activities of the Co., are: Research and development and commercialization of advanced optical related technologies and products.

Note: If you are a foreign firm or new company in the process of being set up, please provide a local contact address and the Phone number, where possible.

2.	Using the Premises

Design, assembly and sales support of Phaos Technology optical microscope systems

2.1	Urban Redevelopment Agency’s 60:40 requirements

Do your activities in the Premises meet the Urban Redevelopment Authority’s (URA) 60:40 requirements (set out below) for use of space?	Yes	X	No

Science or business park

URA’s 60:40 requirements: You must make sure that at least 60% of the Floor Area is used for business park activities. The remaining space can be used as offices, showrooms, circulation space or shared facilities and other areas approved in writing by the relevant Authorities.

2.2	Application to the Central Building Plan Department of the National Environment Agency (NEA) relating to the use of the Premises

Do you intend to change the use of the Premises that is to be renewed?	Yes	X	No

If ‘yes’, you will need to submit your application online at https://e-services.nea.gov.sg/ias/. You must state in the application that the Premises are used for the purposes as set out in paragraph 2 of this declaration form. You must let us have a copy of the acknowledgement that your application has been accepted. When you receive the NEA’s clearance letter, please let us have a copy of the letter allowing you to use the Premises for your operations.

2.3	Applying for drinkable water or non-drinkable water

You must apply to the Authorities for drinkable or non-drinkable water if you use more than 500 cubic metres of water per month.

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Declaration

I declare that all the information and details I have provided on this form are true, correct and complete, and that we will not change the activities to be carried out in the Premises without first getting your approval.

Andrew Yeo Eng Sian CEO
Name and job title	Signature

10-Nov-23 | 7:32 AM PST
Company stamp	Date

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SCHEDULE 7

JTC SUBLETTING APPLICATION DOCUMENTS

This schedule does not apply to this Lease.

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We and you confirm our entry into this Lease, as signed and witnessed below.

Landlord (us)

Signed

for and on behalf of us

CAPITALAND SINGAPORE (BP&C) PTE. LTD.

Name of authorised signatory:	Roszita Yatim	Name of authorised signatory:	Chan Lih Luen
Designation:	Senior Executive Lease Management	Designation:	Head - Lease Management Lease Management

Tenant (you)

Signed by

for and on behalf of you

PHAOS TECHNOLOGY PTE. LTD.

Name:	Andrew Yeo Eng Sian
Title:	CEO
Company stamp:

As witnessed in the presence of:

Witness Name:	Tay Beng Boon
Title:	CEO
Address:	83 Science park drive The Curie #04-1B

Our Initials	Your Initials

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